State of Delaware
Secretary of State
Division of Corporations
Delivered 09:20 AM 05/02/2012
FILED 09:17 AM 05/02/2012
SRV 120497825 - 4482410 FILE

CERTIFICATE OF AMENDMENT OF CERTIFICATE OF INCORPORATION OF LUXEYARD, INC.

Luxeyard, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "**Corporation**"), does hereby certify that:

FIRST: The name of the Corporation is Luxeyard, Inc.

SECOND: This Certificate of Amendment (this "**Certificate of Amendment**") amends the provisions of the Corporation's Certificate of Incorporation filed with the Secretary of State on December 31, 2007 and all amendments thereto (the "**Certificate of Incorporation**").

THIRD: Article IV of the Certificate of Incorporation is hereby deleted and replaced in its entirety with the following:

"**ARTICLE IV**

The total number of shares of stock which the Corporation has authority to issue is Five Hundred Fifty Million (550,000,000) shares of which Five Hundred Million (500,000,000) shares shall be common stock, par value $0.0001 per share and Fifty Million (50,000,000) shares shall be blank check preferred shares, par value $0.0001 per share.

The Preferred Stock may be issued from time to time in one or more series pursuant to a resolution or resolutions providing for such issue duly adopted by the Board of Directors (authority to do so being hereby expressly vested in the Board of Directors). The Board of Directors is further authorized, subject to limitations prescribed by law, to fix by resolution or resolutions and to set forth in a certification of designations filed pursuant to the Delaware General Corporation Law the powers, designations, preferences and relative, participation, optional or other rights, if any, and the qualifications, limitations or restrictions thereof, if any, of any wholly unissued series of Preferred Stock, including without limitation authority to fix by resolution or resolutions that dividend rights, dividend rate, conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions), redemption price or prices, and liquidation preferences of any such series, and the number of shares constituting any such series and the designation thereof, or any of the foregoing."

FOURTH: This amendment was duly adopted in accordance with the provisions of Sections 228 and 242 of the General Corporation Law of the State of Delaware.

FIFTH: This Certificate of Amendment shall be effective as of 6:01 p.m. EST on the date written below.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by its officer thereunto duly authorized this 30th day of April, 2012.

LUXEYARD,INC.

By: /s/ Margot L. Ritcher
Name: Margot L Ritcher
Title: Chief Financial Officer and Secretary